Exhibit 8.1

[Wachtell, Lipton, Rosen & Katz Letterhead]

July 13, 2018

Cigna Corporation
900 Cottage Grove Road
Bloomfield, Connecticut 06002

Ladies and Gentlemen:

We have acted as special counsel to Cigna Corporation, a Delaware corporation (“Cigna”), in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of March 8, 2018 (the “Merger Agreement”), by and among Cigna, Express Scripts Holding Company, a Delaware corporation (“Express Scripts”), Halfmoon Parent, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“New Cigna”), Halfmoon I, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Holdco (“Merger Sub I”), and Halfmoon II, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Holdco (“Merger Sub II”).  Pursuant to the Merger Agreement, it is contemplated that, at the effective time, Merger Sub I will merge with and into Cigna (the “Cigna Merger”) and Merger Sub II will merge with and into Express Scripts (the “Express Scripts Merger” and, together with the Cigna Merger, the “Mergers”).  At your request, and in connection with the effectiveness of the Registration Statement on Form S-4 (including the joint proxy statement/prospectus forming a part thereof and in each case as amended or supplemented through the date hereof, the “Registration Statement”) relating to the Mergers and initially filed with the Securities and Exchange Commission on May 16, 2018, we are rendering our opinion as to certain U.S. federal income tax matters relating to the Mergers.  Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Merger Agreement.

In providing our opinion, we have examined the Merger Agreement, the Registration Statement, and such other documents as we have deemed necessary or appropriate for purposes of this opinion.  In addition, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the Merger Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting the opinion will be waived by any party), (ii) the statements concerning the transactions and the parties thereto set forth in the Merger Agreement and in the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the statements and representations made by Cigna, New Cigna and Express Scripts in their respective officer’s certificates dated as of the date hereof and delivered to us for purposes of this opinion (the “Officer’s Certificates”) are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iv) any such statement or representation set forth in the Merger Agreement, the Registration Statements or the Officer’s Certificates that is qualified by belief, knowledge, intention, materiality or any comparable or similar qualification, is and will be true, complete and correct as if made without such qualification, (v) the parties to the Merger Agreement and their respective subsidiaries will treat the transactions for U.S. federal income tax purposes in a manner consistent with this opinion and (vi) such parties have complied with and will continue to comply with the obligations, covenants and agreements contained in the Merger Agreement.  If any of the above described assumptions is untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Merger Agreement, the Registration Statement, or the Officer’s Certificates, this opinion may be adversely affected.  We have not undertaken any independent investigation of any factual matter set forth in any of the foregoing.

Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, (A) we are of the opinion that, under currently applicable U.S. federal income tax law, (i) the Cigna Merger and the Express Scripts Merger, taken together, will be treated as a transaction described in Section 351 of the Code and/or (ii) the Cigna Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code and (B) we hereby confirm that, subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement, the discussion set forth in the Registration Statement under the caption “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES—Tax Consequences to Holders of Cigna Common Stock” constitutes our opinion as to the material U.S. federal income tax consequences of the Mergers to holders of Cigna common stock.

We express no opinion on any issue relating to the tax consequences of the transactions contemplated by the Merger Agreement or the Registration Statement other than the opinion set forth above.  Our opinion set forth above is based on the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and judicial precedents, all as of the date hereof.  The foregoing authorities may be repealed, revoked or modified, and any such change may have retroactive effect.  Any change in applicable laws or facts and circumstances surrounding the Mergers and related transactions, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied may affect the validity of the opinion set forth herein.  We assume no responsibility to inform Cigna of any such change or inaccuracy that may occur or come to our attention.  In addition, our opinion is being delivered prior to the consummation of the Mergers and therefore is prospective and dependent on future events.

This opinion is furnished to you solely in connection with the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent.  We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz